EXHIBIT 4.1

NOTE

$12,000.00	July 18,2008

FOR VALUE RECEIVED on October 26, 2007, the undersigned DOVER HOLDING CORPORATION, a Delaware corporation, having an address at 1818 North Farwell Avenue, Milwaukee, Wisconsin 53202 (hereinafter referred to as "Borrower") hereby promises to pay to the order of FRANK P. CRIVELLO (hereinafter referred to as "Payee", Payee and its successors and assigns being referred to as "Holder") at 3408 Dover Road, Pompano Beach, Florida 33062, or at such other place as Holder may from time to time designate to Borrower in writing, the principal sum of Twelve Thousand Dollars ($12,000.00), on the unpaid principal balance thereof at the rate and on the terms hereinafter set forth, together with interest thereon at the rate of 8% per annum on any unpaid balance, to be paid in lawful money of the United States of America, as follows:

1.  Maturity. The term "Maturity" shall mean July 31, 2009.

All payments made hereunder shall be applied to payment of the reduction of the outstanding principal.

This Note may be prepaid, in whole or in part, at any time, without premium or penalty of any kind. Any partial prepayment shall be applied to the last installments due under the terms of this Note and shall not reduce monthly payments due hereunder.

To the fullest extent permitted by law, Borrower and each endorser and guarantor of this Note, for itself and themselves and their respective heirs, personal representatives, successors and assigns, hereby jointly and severally: (a) waive notice of maturity, demand, presentment for payment, diligence in collection, and notice of non-payment and protest; (b) waive all applicable execution, valuation, and appraisal rights with respect to any demand or action on this Note; (c) consent and agree to any extension of time, whether one or more, for the payment hereof and/or to any and all renewals hereof., and (d) consent and agree that Holder may release any party liable for the payment hereof, and otherwise amend this Note, and that any such extension, release, or amendment may be without notice to and without discharging or effecting the liability of any party liable hereunder.

Borrower and each endorser and guarantor of this Note, for itself and themselves and their respective heirs, personal representatives, successors and assigns, hereby agree that if this Note is placed in the hands of an attorney for collection or to defend or enforce any of the rights of Holder, then Borrower and each endorser and guarantor hereof shall be jointly and severally obligated to pay, in addition to any and all costs and disbursement otherwise allowed, all costs and expenses, including, but not limited to reasonable attorney's fees incurred by Holder in connection therewith, whether or not suit is filed.

If any term, covenant or condition of this Note or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Note, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Each term, covenant, and condition of this Note shall be valid and enforceable to the fullest extent permitted by law. This Note shall be governed, in all respects, by the internal laws of the State of Wisconsin.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed, under seal, and delivered in Milwaukee, Wisconsin, as of the day and year first above written.

______________________________
David M. Marks, President
Dover Holding Corporation

NOTE AMENDMENT #1

This NOTE AMENDMENT #1 ("Amendment") is made this 1st day of August, 2008 by and between Frank P. Crivello ("Holder") and Dover Holding Corporation ("Payee").

RECITALS:

WHEREAS, Holder and Payee entered into a NOTE dated July 18, 2008 in the Principal Amount of $12,000.

WHEREAS, Holder and Payee which to modify the NOTE to allow payment to be in the form of Common Stock of the Payee.

WHEREAS, Payee has entered into previous notes and/or agreements wherein the conversion price is $.005 per share upon Payee completing a 50 to 1 reverse stock split.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Holder and Payee hereby agree as follows:

1.
Upon the completion of a 50 to 1 (FIFTY TO ONE) reverse split by the Payee, this NOTE shall be convertible at the option of the Holder into shares of Common Stock of the Company, at a Conversion price of $.005 (FIVE THOUSANDTHS OF A DOLLAR PER SHARE). Notwithstanding the foregoing, the NOTE shall only be convertible into Common Stock of the Payee at such time as the Payee's Board of Directors and/or shareholders has taken all actions necessary to approve and affect the aforementioned reverse split.

IN WITNESS WHEREOF, this NOTE AMENDMENT #1, is executed to be effective as of August 1st, 2008.

Frank P. Crivello ("Holder")	Dover Holding Corporation ("Payee")

_______________________________	_______________________________
David M. Marks, President